Exhibit 99.1
                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:   Terrance M. McCarthy              Lisa K. Vansickle
            President and                     Senior Vice President and
            Chief Executive Officer           Chief Financial Officer
            First Banks, Inc.                 First Banks, Inc.
            (314) 592-5000                    (314) 592-5000


Traded:     NYSE
Symbol:     FBSPrA - (First  Preferred  Capital Trust IV, an affiliated trust of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

                           First Banks, Inc. Announces
           Restatement of Financial Statements, Planned Capital Raise
                    And Restructure of Financing Arrangement

       St. Louis, Missouri, May 21, 2008. First Banks, Inc. ("First Banks" or the "Company") announced today that it intends to amend its 2007 Annual Report on Form 10-K to restate its audited consolidated financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, and each unaudited quarterly period in 2006 and 2007. The restatement is being made to properly reflect certain transactions that were entered into by the Company's mortgage banking division but were improperly recorded in the Company's consolidated financial statements due to the circumvention of established internal controls. These transactions resulted in the understatement of a repurchase agreement obligation, including the related interest expense thereon, and the overstatement of mortgage banking revenues. Net income (as previously reported) was overstated by approximately $6.2 million, $3.5 million and $1.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. In addition, the Company expects to report a net loss of approximately $5.5 million for the quarterly period ended March 31, 2008 upon filing of its Quarterly Report. Exclusive of the transactions, the Company would have reported a net loss for the quarter ended March 31, 2008; however, the net loss increased by approximately $1.1 million as a result of the transactions.

       On May 13, 2008, management identified these transactions and, upon completion of a further review of the identified transactions, the Company's management and the Audit Committee of its Board of Directors concluded, on May 16, 2008, that the Company's previously filed consolidated financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, the related report of the Company's independent registered public accounting firm, and management's report on internal control over financial reporting as of December 31, 2007, should no longer be relied upon due to the anticipated restatement. Additionally, the Audit Committee has commissioned an investigation into the circumstances and possible irregularities that led to the improper recording of the transactions in the Company's consolidated financial statements. Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "We are highly disappointed about the recent development of these very unfortunate circumstances. We are working diligently to prepare and file an amendment to our Annual Report on Form 10-K for 2007 and expect to file our Quarterly Report on Form 10-Q for the first quarter of 2008 promptly after completion of the amended Form 10-K filing."

       On May 14, 2008, the Company formed FB Holdings, LLC, a newly created entity that will operate as a majority owned subsidiary of First Bank, the Company's indirect wholly-owned banking subsidiary. FB Holdings, LLC was formed to hold and manage certain nonperforming loans and other real estate owned to allow for the liquidation of such assets in a manner that is more economically advantageous to the Company. First Capital America, Inc., an affiliated company of First Banks through common ownership, has committed to invest up to $40.0 million in cash in the special purpose entity, which will increase the Company's total risk-based capital ratio. The Company expects the initial asset and cash contributions to be made by the parties on or before June 30, 2008. Mr. McCarthy commented, "We are pleased that our affiliate and the Dierberg family have chosen to contribute additional capital to the Company at this time. The additional capital will strengthen First Banks' balance sheet as we manage through the current economic downturn and ongoing credit cycle and provide a financial foundation from which to manage and grow our banking franchise. The formation of the entity will position us to work through a significant number of problem assets and allow us to liquidate those assets via methods and timeframes that are to our advantage, as opposed to disposing of such assets via sale in an extremely soft and illiquid market."

       In addition to this capital commitment, the Company entered into a Revolving Credit Note and Stock Pledge Agreement with Investors of America, Limited Partnership, also an affiliated company of First Banks that is commonly owned by the Dierberg family. The financing arrangement provides for a $30.0 million secured line of credit to be utilized for general working capital needs and future capital investments in subsidiaries as required. On May 15, 2008, First Banks advanced the entire $30.0 million under the revolving credit note and elected to utilize the proceeds to terminate and repay in full all of the obligations under its previous secured credit facility with a group of unaffiliated financial institutions.

       First Banks currently operates 218 branch banking offices in California, Florida, Illinois, Missouri and Texas.

                                     # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The
                                                       ------------------
forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.